UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                April 19, 2014

INTRALINKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34832	20-8915510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

150 East 42nd Street, 8th Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(212) 543-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 19, 2014, Intralinks, Inc. (“Intralinks”), a Delaware corporation and wholly-owned subsidiary of Intralinks Holdings, Inc. (the “Company”), Dojo Acquisition Corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Intralinks, docTrackr, Inc., a Delaware corporation (“docTrackr”), certain key employee stockholders of docTrackr (the “Key Holders”) and Clement Cazalot, as Holder Representative (as defined in the Merger Agreement), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on April 23, 2014 (the “Closing Date”), Merger Sub was merged with and into docTrackr, with docTrackr continuing as the surviving corporation and a wholly-owned subsidiary of Intralinks (the “Merger”). docTrackr is a provider of innovative document security and rights management technology. The Board of Directors of the Company unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
Pursuant to the terms set forth in the Merger Agreement, on the Closing Date, Intralinks acquired all the outstanding shares of docTrackr for $10.0 million in cash, plus any cash of docTrackr and less any indebtedness or other liabilities of docTrackr (the “Merger Consideration”). Intralinks also assumed $200,000 of bonus obligations of docTrackr on the Closing Date. On or prior to the Closing Date of the Merger, each outstanding option to acquire shares of docTrackr’s common stock, whether vested or unvested, was canceled in exchange for the holder’s right to receive the excess amount, if any, of its proportionate share of Merger Consideration over the exercise price per share of the option. The Merger Consideration is subject to a $1.5 million holdback (the “Holdback”) to cover any post-closing indemnification claims by Intralinks. The Holdback is scheduled to be released in two installments of $500,000 and $1.0 million, less any amounts paid or reserved for outstanding indemnity claims, respectively, on the 12-month and 18-month anniversaries of the Closing Date in accordance with the terms of the Merger Agreement.
Intralinks, Merger Sub and docTrackr made certain customary representations, warranties and covenants in the Merger Agreement, including representations and covenants by docTrackr with respect to its business, intellectual property, operations, software and financial condition. The Merger Agreement also includes post-closing covenants by docTrackr, its securityholders and the Key Holders relating to (i) the liquidation by docTrackr of an affiliated entity, (ii) the confidentiality, nondisparagement and employee, customer and vendor non-solicitation obligations of docTrackr’s securityholders and note holders, and (iii) the agreement of the Key Holders not to compete with the business of docTrackr following the closing of the Merger. The completion of the Merger was subject to customary closing conditions, including, among others: (i) the absence of a material adverse effect on docTrackr, (ii) the delivery by docTrackr of intellectual property assignments and option cancellation and bonus recipient agreements and releases, and (iii) the execution by docTrackr’s key employees and contractors of offer letters and contractor agreements with Intralinks. On the Closing Date, all of the closing conditions were met or waived and the Merger was consummated. Subject to certain limitations, Intralinks will be indemnified for damages resulting from third party claims, breaches of docTrackr’s representations and warranties in the Merger Agreement and breaches by docTrackr, its securityholders or the Key Holders of their respective covenants in the Merger Agreement.
There are no material relationships between the Company, Intralinks or any of its affiliates and any of the parties to the Merger Agreement and related agreements, other than in respect of such agreements themselves.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The discussion in Item 1.01 of this Form 8-K regarding the acquisition of docTrackr, Inc. is hereby incorporated in this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
On April 24, 2014, the Company issued a press release announcing the closing of the acquisition of docTrackr, Inc., a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
	99.1*	Press release issued by Intralinks Holdings, Inc. on April 23, 2014.
* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 23, 2014
INTRALINKS HOLDINGS, INC.

By: /s/ Derek Irwin
Derek Irwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1*	Press release issued by Intralinks Holdings, Inc. on April 23, 2014.

* Furnished herewith.